UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

GREENLIGHT CAPITAL RE, LTD.

(Name of Registrant As Specified in its Charter)

N/A

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GREENLIGHT CAPITAL RE, LTD.
The Grand Pavilion, 802 West Bay Road
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
 To Be Held On May 2, 2008

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company will be held at the Company’s offices at The Grand Pavilion, 802 West Bay Road, Grand Cayman, Cayman Islands on May 2, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to elect seven directors of the Company to serve on the Board of Directors until the Annual General Meeting of Shareholders in 2009;

2.	To consider and vote upon a proposal to elect seven directors of Greenlight Reinsurance, Ltd., a wholly-owned subsidiary of the Company, or Greenlight Re, to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2009, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

3.	To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP, or BDO, as the independent auditors of the Company for the fiscal year ending December 31, 2008; and

4.	To consider and vote upon a proposal to ratify the appointment of BDO as the independent auditors of Greenlight Re for the fiscal year ending December 31, 2008, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 1, 2008 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SIGNING AND RETURNING THE PROXY CARD WILL NOT PROHIBIT YOU FROM ATTENDING THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED ‘‘FOR’’ ITEMS 1 THROUGH 4 ABOVE. PLEASE NOTE THAT THE PERSON DESIGNATED AS YOUR PROXY NEED NOT BE A SHAREHOLDER. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,
Leonard Goldberg Chief Executive Officer
March 31, 2008 Grand Cayman, Cayman Islands

GREENLIGHT CAPITAL RE, LTD.
The Grand Pavilion, 802 West Bay Road
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at The Grand Pavilion, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands on May 2, 2008 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report on Form 10-K may be obtained, without charge, by writing to us at the address above.

This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being mailed to shareholders on or about March 31, 2008.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and similar expressions are references to Greenlight Capital Re, Ltd. All references to Greenlight Re are references to Greenlight Reinsurance, Ltd. the wholly-owned subsidiary of Greenlight Capital Re, Ltd.

VOTING SECURITIES AND VOTE REQUIRED

As of March 1, 2008, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, the following ordinary shares were issued and outstanding:

•	29,847,787 Class A ordinary shares, par value $0.10 per share

•	6,254,949 Class B ordinary shares, par value $0.10 per share

The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares. Due to the voting limitations on our Class B ordinary shares described below, each Class A ordinary share will be effectively entitled to more than one vote per share subject to the 9.9% restriction described in this paragraph.

Class B Ordinary Shares

Each Class B ordinary share is entitled to ten votes per share. However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares. The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of ordinary shares with reason to believe that it is a shareholder whose ordinary shares constitute 9.9% or more of the voting power of the Company, or a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person. The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

The attendance of two or more persons, representing in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of March 1, 2008, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voting at the Meeting will be required to approve each of the matters to be voted upon at the Meeting.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and ‘‘broker non-votes’’ will be counted toward determining the presence of a quorum for the transaction of business.

At the Meeting, shareholders will be asked to take the following actions:

1.	Proposal One: to vote FOR the election of the director nominees named herein to the Company’s Board of Directors for terms expiring at the Annual General Meeting of Shareholders in 2009.

2.	Proposal Two: to vote FOR the election of the director nominees named herein to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2009, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

3.	Proposal Three: to vote FOR the ratification of BDO Seidman, LLP, or BDO, an independent registered public accounting firm, as the Company’s independent auditor for 2008.

4.	Proposal Four: to vote FOR the ratification of BDO an independent registered public accounting firm, as Greenlight Re’s independent auditor for 2008, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided on the accompanying form of proxy and delivering an executed proxy to the Secretary of the Company at the address indicated above before the time of the Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

All ordinary shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

Proxies must be received by us not less than 24 hours prior to the holding of the Meeting. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of the Company at our address set forth above, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Meeting. A shareholder may vote his or her shares in person even if he or she has returned a proxy.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

Our Third Amended and Restated Memorandum and Articles of Association, or the Articles, provide that the Board of Directors shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders following the one at which they were appointed. Currently, we have six directors serving on our Board of Directors. On March 31, 2008, the Company’s Board of Directors, upon the recommendation of the Nominating and Governance Committee, increased the number of directors to sit on the Board of Directors from six to seven as of the date of the Meeting. We have received a notice of resignation from Jerome Simon, indicating that he will not be standing for re-election as a director at the Meeting. The Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the Record Date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

With the exception of Ian Isaacs and Bryan Murphy, each of the director nominees is currently serving as a director of the Company. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks(1)(2)(3)	61	Director	2004
David Einhorn(3)	39	Chairman	2004
Leonard Goldberg(3)	45	Director, Chief Executive Officer	2005
Ian Isaacs	52	Director	(4)
Frank Lackner(1)(3)(5)	39	Director	2004
Bryan Murphy(6)	62	Director	n/a
Joseph Platt(1)(2)(5)	60	Director	2004

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Underwriting Committee
(4)	Mr. Isaacs was formerly a director of the Company from July 2004 to February 2007. We expect Mr. Isaacs will become a member of the Compensation Committee, if elected.
(5)	Member of Nominating and Governance Committee
(6)	We expect Mr. Murphy will become a member of the Nominating and Governance Committee and the Underwriting Committee, if elected.

The nominees have consented to serve as directors of the Company and Greenlight Re, if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company.

Alan Brooks has been a director since July 2004. Mr. Brooks was the non-life insurance practice partner at KPMG in the Cayman Islands from 1984 to 1999 and was then engaged as a consultant by KPMG from February 2001 until his retirement in July 2003. During the past 20 years, Mr. Brooks has specialized in providing audit and liquidation services to the offshore insurance industry. Mr. Brooks has been the audit partner to over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit as well as special purpose vehicles formed to insure catastrophe risks. Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States, United Kingdom, Canadian and International GAAP. Mr. Brooks is also a shareholder and director of Genesis Trust and Corporate Services Ltd., a Cayman Islands-based trust and management company. Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968. Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979.

David Einhorn has been a director since July 2004 and Chairman of the Board of Directors since August 6, 2004. Mr. Einhorn is president of Greenlight Capital, Inc., which he co-founded in January 1996, and senior managing member of DME Advisors, LP, or DME Advisors. Greenlight Capital, Inc. and DME Advisors are our affiliates. Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences. Mr. Einhorn also serves as a director of BioFuel Energy Corp. (Nasdaq: BIOF).

Leonard Goldberg has served as our Chief Executive Officer and a director since August 2005. Mr. Goldberg has more than 20 years of insurance and reinsurance experience. He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as chief executive officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004. Prior to working with the Alea Group, Mr. Goldberg served as chief actuary and senior vice president – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000. From May 1995 to

December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London. Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and MBA, Finance Concentration, from Rutgers Executive MBA program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Ian Isaacs was a director of the Company from July 2004 until February 2007. Mr. Isaacs resigned from the Board of Directors because his then current employer had a policy which prohibits employees from serving on boards of publicly-traded companies. Mr. Isaacs currently serves as a senior partner, director of research at Merlin Securities. Mr. Isaacs served as a senior vice president, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank from November 2000 to March 2008. At UBS Financial Services, Mr. Isaacs conducted market research for institutional investors, including those of our affiliates, and provided investment advice to individual investors. Mr. Isaacs was employed by PaineWebber in the private client group from May 1990, becoming senior vice president of Investments in 1995, until its acquisition by UBS AG in November 2000. Prior to Paine Webber, Mr. Isaacs was employed by Hambrecht and Quist, an investment bank based in San Francisco, where he worked in the private client division from 1985 to 1990. Mr. Isaacs received his Bachelor of Arts from Carleton College in 1977.

Frank Lackner has been a director since July 2004. Mr. Lackner currently acts as a consultant with Lackner Capital Advisory LLC. Mr. Lackner served as managing director of Fox-Pitt Kelton Cochran Caronia Waller, a global specialist investment bank, from May 2007 to September 2007. Mr. Lackner served as a managing director of Torsiello Securities Inc., an investment banking and financial advisory services company to the global insurance and financial services industry, and its predecessor firm from October 2001 until October 2006. From January 1998 to October 2001, Mr. Lackner was a founder and chief executive officer of RiskContinuum, Inc., an online reinsurance trading exchange. During such time, Mr. Lackner also provided consulting services to First International Capital LLC and to other clients in the insurance industry. From September 1993 to December 1997, Mr. Lackner was a vice president of Insurance Partner Advisors, L.P., a private equity investment partnership formed by the Centre Reinsurance Companies, Chase Manhattan Bank and the Robert Bass Group, which made equity investments in insurance, reinsurance and healthcare companies worldwide. From 1992 to 1993, Mr. Lackner was a finite risk reinsurance underwriter at the Centre Reinsurance Companies, where he worked on both corporate development projects and structuring and pricing finite risk insurance and reinsurance products. From 1990 to 1992, Mr. Lackner was an investment banker at Donaldson, Lufkin & Jenrette Securities Corp., where he advised both property/casualty and life insurance companies on strategic acquisitions, divestitures and capital markets-related activities, including initial public offerings, debt offerings and restructurings. Mr. Lackner received his BBA in Banking and Finance from Hofstra University in 1989. Mr. Lackner also serves as a director of American Safety Insurance Holdings, Ltd. (NYSE: ASI).

Bryan Murphy currently serves as a director and vice chairman of Island Heritage Holdings Ltd., a Cayman Islands-based property, liability and automobile insurer. From 1996 to until his retirement in December 2007, Mr. Murphy served Island Heritage as a founding director and chief executive officer. Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994. Mr. Murphy has over 30 years experience in the insurance business and has held senior positions in several countries, including Cayman Islands, Ireland, Ethiopia and Saudi Arabia. Mr. Murphy holds a degree in economics and mathematics from University College, Dublin, Ireland.

Joseph Platt has been a director since July 2004. Currently, Mr. Platt is the general partner at Thorn Partners, LP a family limited partnership. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant, or J&H, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March of 1997. Since 1997, Mr. Platt has been an active private investor. At the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide. He was head of the operating committee and a member of the executive committee. Mr. Platt received his B.A. from Manhattan College in 1968 and his J.D. from Fordham University Law School in 1971. Mr. Platt also attended Harvard Business

School’s Advanced Management Program in 1983. Mr. Platt is on the board of directors of Jones Brown, a private Canadian insurance broker, and serves as an independent director of the BlackRock Open & Liquidity Funds. He is a member of the New York State Bar Association.

Alternate Director

Daniel Roitman.     Section 14 of the Articles provide that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director and, by writing, may remove from office an alternate director so appointed by him. We anticipate that, if re-elected, Mr. Einhorn will continue to appoint Daniel Roitman as his alternate director. Mr. Roitman is not a director nominee. Mr. Roitman has served as chief operating officer and partner of Greenlight Capital, Inc. since January 2003. From 1996 through 2002, Mr. Roitman worked at Goldman Sachs. Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture. Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a M.Eng. in 1992. Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ‘‘FOR’’ THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

Pursuant to the Articles, with respect to any matter required to be submitted to a vote of the shareholders of Greenlight Re, the Company is required to submit a proposal relating to such matters to its own shareholders and vote all the shares of Greenlight Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. Accordingly, the shareholders of the Company are being asked to consider this proposal.

Currently, we have six directors serving on Greenlight Re’s Board of Directors, which is a full Board of Directors. On March 31, 2008, Greenlight Re’s Board of Directors, upon the recommendation of its Nominating and Governance Committee, increased the number of directors to sit on its Board of Directors from six to seven as of the date of the Meeting. We have received a notice of resignation from Jerome Simon, indicating that he will not be standing for re-election as a Director at the Meeting. The Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

With the exception of Ian Isaacs and Bryan Murphy, each of the director nominees is currently serving as a director of Greenlight Re. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks(1)(2)(4)	61	Director	2004
David Einhorn(4)	39	Chairman	2004
Leonard Goldberg(4)	45	Director, Chief Executive Officer	2005
Ian Isaacs	52	Director	(5)
Frank Lackner(1)(3)(4)	39	Director	2004
Bryan Murphy(6)	62	Director	n/a
Joseph Platt(1)(2)(3)	60	Director	2004

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Member of Underwriting Committee
(5)	Mr. Isaacs was formerly a director of Greenlight Re from July 2004 to February 2007. We expect Mr. Isaacs will become a member of the Compensation Committee, if elected.
(6)	We expect that Mr. Murphy will become a member of the Nominating and Governance Committee and the Underwriting Committee, if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ‘‘FOR’’ AUTHORIZATION OF THE ELECTION OF GREENLIGHT RE’S NOMINEES ABOVE.

PROPOSAL THREE
APPOINTMENT OF THE COMPANY’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO to serve as the independent auditors of the Company for the 2008 fiscal year until the Company’s Annual General Meeting of Shareholders in 2009. BDO served as the independent auditors of the Company for the 2007 fiscal year. A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE AUDITORS PROPOSAL.

PROPOSAL FOUR
APPOINTMENT OF GREENLIGHT RE’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO to serve as the independent auditors of Greenlight Re for the 2008 fiscal year until Greenlight Re’s Annual General Meeting of Shareholders in 2009. BDO served as the independent auditors of Greenlight Re for the 2007 fiscal year. A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF GREENLIGHT RE’S AUDITORS PROPOSAL.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2007:

Board of Directors	5
Audit Committee	6
Compensation Committee	4
Nominating and Governance Committee	4
Underwriting Committee	5
Total	24

Each of our directors attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of the Board of Directors and any committee on which he served. It is our policy that directors are expected to attend the Meeting in the absence of a scheduling conflict or other valid reason.

Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the Securities and Exchange Commission, or the SEC. The Company’s Nominating and Governance Committee and Board of Directors have reviewed the responses of director nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest. Except as noted, the Board of Directors concluded that all of the director nominees listed below are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board of Directors is currently and, if all the director nominees are elected, will be comprised of independent directors.

Director	Independent	Transactions and Material Relationships
Alan Brooks	Yes	None
David Einhorn	No	President of Greenlight Capital, Inc. and senior managing member of DME Advisors
Leonard Goldberg	No	Chief Executive Officer of the Company
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None
Jerome Simon*	Yes	None

*	Mr. Simon is not standing for re-election at the Meeting.

Audit Committee

The Audit Committee is currently composed entirely of non-management directors, being Messrs. Brooks (chairman), Lackner and Platt, each of whom the Board of Directors has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, the Exchange Act. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Mr. Brooks has been designated as an ‘‘audit committee financial expert’’ as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors and is currently composed of Messrs. Brooks, Platt and Simon (chairman). Mr. Simon has advised us that he will not stand for re-election. The Board of Directors intends to appoint Mr. Ian Isaacs to the Compensation Committee upon his election as a member of the Board of Directors. All of these members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. The Compensation Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Our Compensation Committee, among other things, assists our Board of Directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Messrs. Lackner, Platt (chairman) and Simon. Mr. Simon has advised us that he will not stand for re-election. The Board of Directors intends to appoint Mr. Bryan Murphy to the Nominating and Governance Committee upon his election as a member of the Board of Directors. The Nominating and Governance Committee makes recommendations to the Board of Directors as to nominations and compensation for the Board of Directors and committee members, as well as structural, governance and procedural matters. The Nominating and Governance Committee also reviews the performance of the Board of Directors and the Company’s succession planning. All of these members of our Nominating and Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Governance Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of the Board of Directors as a whole. When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee generally does not use third-party search firms. The Nominating and Governance Committee considers recommendations from other directors, management and others, including shareholders. In general, the Nominating and Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.

The Nominating and Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands. To be considered by the Nominating and Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for director who are recommended by shareholders to the Nominating and Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under ‘‘Shareholder Proposals for Annual General Meeting in 2009.’’

Underwriting Committee

The Underwriting Committee is composed of Messrs. Brooks, Einhorn, Goldberg, Lackner (chairman) and Simon. Mr. Simon has advised us that he will not stand for re-election. The Board of

Directors intends to appoint Mr. Murphy to the Underwriting Committee upon his election as a member of the Board of Directors. The Underwriting Committee, among other things, advises our Board of Directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. The Underwriting Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

 Executive Officers

Name	Age	Position	Position Since
Leonard Goldberg*	45	Director, Chief Executive Officer	2005
Barton Hedges	42	President and Chief Underwriting Officer	2006
Tim Courtis	46	Chief Financial Officer	2006

*	See biography above under ‘‘Director Nominees.’’

Barton Hedges has served as President and Chief Underwriting Officer of Greenlight Re since January 2006. Mr. Hedges has more than 20 years experience in the property and casualty insurance and reinsurance industry and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining Greenlight Re, Mr. Hedges served as president and chief operating officer of Platinum Underwriters Bermuda, Ltd., a property, casualty and finite risk reinsurer from July 2002 until December 2005, where he was responsible for the initial start-up of the company and managed the company’s day-to-day operations. Mr. Hedges previous experience includes serving as executive vice president and chief operating officer of Bermuda-based Scandinavian Re, actuarial consultant at Tillinghast – Towers Perrin, Senior Manager at Deloitte & Touche LLP and actuarial manager at United States Fidelity and Guaranty Company, where he began his career in 1987. Mr. Hedges has a B.A. in Mathematics from Towson State University.

Tim Courtis has served as Chief Financial Officer since May 2006. Mr. Courtis has 19 years experience in the property and casualty reinsurance, captive and insurance industry. Mr. Courtis was president and chief financial officer of European International Reinsurance Company Ltd., a subsidiary of Swiss Re, from August 1994 until April 2006, where he was responsible for the management and financial analysis of Swiss Re’s Barbados-based entities. Prior to joining Swiss Re in 1994, Mr. Courtis worked for Continental Insurance in Barbados and International Risk Management Company in Bermuda where he performed duties as senior account manager to various captive insurance companies. Mr. Courtis is a Canadian Chartered Accountant and has a MBA from York University, Toronto and a Bachelor of Business from Wilfrid Laurier University, Waterloo.

 Director Compensation

We currently have four independent directors who receive compensation from us for their services. Under the Articles, our directors may receive such compensation for their services as may be determined by the Board of Directors. Neither Mr. Einhorn nor Mr. Goldberg is eligible for compensation as a member of the Board of Directors. During 2007, we revised our director compensation package. From January 1, 2007 until April 30, 2007, we paid our directors, excluding Messrs. Einhorn and Goldberg, an annual retainer of $10,000, a per board meeting fee of $2,000 and a per committee meeting fee of $1,000. A director who attended a meeting telephonically received one-half of the scheduled fee. We reimburse directors for usual and customary expenses while on company business.

On February 15, 2007, the Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and Mr. Goldberg, should be increased from $10,000 to $50,000, effective May 1, 2007, payable at the election of the directors either quarterly (for quarters commencing May 1) in arrears, in cash or once in restricted shares, which restricted shares will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. In addition, the Compensation Committee determined to cease the payment of per meeting fees. Each independent director will also be annually awarded 2,000 restricted shares, which will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. The Compensation Committee also determined that, effective May 2007, the Chairman of the Audit Committee will receive an additional $20,000 in cash annually, payable quarterly (for quarters commencing May 1) in arrears.

Director Compensation Table

The following table summarizes the compensation paid to our independent directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan Brooks	22,167	69,811	1,956	—	—	—	93,934
Ian Isaacs(3)	6,000	—	—	—	—	—	6,000
Frank Lackner	42,167	39,615	1,956	—	—	—	83,738
Joseph Platt	8,333	69,811	1,956	—	—	—	80,100
Jerome Simon	35,417	22,945	—	—	—	—	58,362

(1)	On December 31, 2007, the aggregate number of Class A ordinary shares held by each director, as a result of stock awards was:

Alan Brooks	9,632
Ian Isaacs	3,333
Frank Lackner	7,000
Joseph Platt	9,632
Jerome Simon	2,000

All awards were granted under our stock incentive plan. We account for the stock incentive plan under Statement of Financial Accounting Standards No. 123R, ‘‘Share-Based Payments,’’ or SFAS No. 123R. The value reported above in the ‘‘Stock Awards’’ column is the amount we expensed during 2007 for each director’s stock award.

(2)	The aggregate number of option awards held on December 31, 2007 by each of Messrs. Brooks, Lackner and Platt was 2,000. All awards were granted under our stock incentive plan. The full grant date fair value of the options computed in accordance with SFAS No. 123R is $12,340 per director listed in this table. We account for the stock incentive plan under SFAS No. 123R. The value reported above in the ‘‘Option Awards’’ column is the amount we expensed during 2007 for each director’s option award.
(3)	Mr. Isaacs was a director of the Company from 2004 to 2007. He resigned from our Board of Directors on February 16, 2007 where upon he forfeited 2,000 unvested options and 1,667 stock awards.

Directors’ Option Exercises and Stock Vested

On September 20, 2004, we granted restricted stock awards to four directors, Messrs. Platt, Lackner, Isaacs and Brooks, in respect of 5,000 Class A ordinary shares each under our stock incentive plan. The restricted stock awards vested one third on each of September 20, 2005, September 20, 2006 and September 20, 2007, subject to the director’s continued service. If the director’s service terminates for any reason other than the director’s death, disability or upon a change in control prior to the vesting dates, any unvested shares subject to the restricted stock award will be forfeited by the director and cancelled by us. Due to his resignation from our Board of Directors on February 16, 2007, Mr. Isaacs forfeited 1,667 shares of his restricted stock award.

On February 28, 2006, we granted options to four directors, Messrs. Platt, Lackner, Isaacs and Brooks, to acquire 2,000 Class A ordinary shares each with a per share exercise price of $12.05. Each of the options vests and becomes exercisable with respect to 666 shares on each of February 28, 2007, February 28, 2008 and February 28, 2009, subject to the director’s continued service with us. Due to his resignation from our Board of Directors on February 16, 2007, Mr. Isaacs forfeited his 2,000 stock options.

The following table summarizes the options exercised and the stock awards that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alan Brooks	—	—	1,667	34,240
Ian Isaacs(2)	—	—	—	—
Frank Lackner	—	—	1,667	34,240
Joseph Platt	—	—	1,667	34,240

(1)	The value realized on vesting represents the number of stock awards that vested multiplied by the closing price per share on the day prior to the vesting date (September 19, 2007).
(2)	Mr. Isaacs was a director of the Company from 2004 to 2007. He resigned from our Board of Directors on February 16, 2007 where upon he forfeited the 1,667 stock awards that would have vested on September 20, 2007.

Shareholder Communication

The Nominating and Governance Committee has adopted a policy for handling shareholder communications to directors. The policy and contact information can be found on our website at www.greenlightre.ky. Shareholders may send written communications to the Board of Directors or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands or by fax at (345) 745-4576. There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature. All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to the director or directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy

In general, we seek to pay salaries and living expenses that are commensurate with the salaries and living expenses paid by other reinsurance companies to executives in similar positions. However, as we are the first global reinsurer in the Cayman Islands, no direct comparisons may be made.

Our performance-driven compensation policy consists of the following three components:

•	base salary;

•	bonuses; and

•	stock incentive plan awards.

We use short-term compensation comprised of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses, stock options and restricted stock in an effort to align our employees’ and executive officers’ interests with those of our shareholders with the goal of increasing long-term growth in book value per share. We compensate our current executive officers, Messrs. Goldberg, Hedges and Courtis, or the named executive officers, according to the terms of their employment agreements.

Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for all of our employees, including our named executive officers. Each year, our named executive officers provide information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation. However, while the Compensation Committee considers this information, it is not bound by the named executive officers’ recommendations. While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking.

Base Salary

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the base salaries of our named executive officers, our Compensation Committee considered a number of factors, including:

•	the individual’s years of underwriting and actuarial experience;

•	the functional role of the position;

•	the level of the individual’s responsibility;

•	our ability to replace the individual; and

•	the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.

Base salaries, which may include a living allowance, are expected to be reviewed by the Compensation Committee for possible increases at least every three years.

Bonuses

We use bonuses to reward individual and company performance. We expect our bonuses to be highly variable from year to year. Our Compensation Committee determines each named executive officer’s target bonus, expressed as a percentage of his base salary.

Mr. Goldberg’s employment agreement specifies a target bonus of 100% of base salary. Mr. Hedges’ employment agreement specifies a target bonus of 100% of base salary. Mr. Courtis’

employment agreement specifies a target bonus of 50% of base salary. Actual bonuses paid during 2007 with respect to 2006 performance were $600,000 to Mr. Goldberg, $520,000 to Mr. Hedges and $103,333 to Mr. Courtis.

Our Compensation Committee approved a new bonus program, which became effective as of the 2007 year and in which all our employees, including our named executive officers, participate. Under the new bonus program, each employee’s target bonus consists of two components: a quantitative component based on return on deployed equity relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance. Each employee is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus. An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee. The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

The quantitative portion of an employee’s annual bonus is not calculated and paid until two years from the end of the fiscal year in which the business was underwritten. The employee’s receipt of the quantitative portion of his or her bonus is therefore deferred for two years so that we can better determine the actual performance of the reinsurance contracts for such underwriting year. An employee must be employed by us on the last day of the applicable fiscal year in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts. We note that the Compensation Committee has the discretion to reduce or increase any employee’s quantitative component bonus award based on his or her individual performance or other extraordinary factors.

We do not provide financial guidance relative to our return on deployed equity relating to our reinsurance operations; we believe that disclosure of the specific details of our return on deployed equity methodology and the levels required for bonus payments would cause us competitive harm. Moreover, 2007 is the first year in which our Compensation Committee employed this bonus program, and we only commenced our underwriting operations in April 2006. Therefore, we have not reached our first two year deferral period and we cannot assess whether the levels required for payment of quantitative bonuses, or any portion thereof, will be attained, with any degree of certainty. However, we believe that the levels required for quantitative bonus payments to each of our employees are attainable.

The discretionary portion of an employee’s annual bonus is determined by taking into account the employee’s achievement of individual performance goals established by the employee and management and reviewed and approved by our Chief Executive Officer (in the case of non-management employees) or the Compensation Committee (in the case of management employees). An employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year.

With respect to the 2007 discretionary bonuses of our named executive officers, the Compensation Committee considered the individual performance of each of our named executive officers taking into account their respective achievements in relation to certain goals and objectives and such other criteria as the Compensation Committee deemed appropriate. The following is a non-exclusive list of factors considered by the Compensation Committee in making 2007 qualitative bonus determinations, none of which were assigned any particular weight and none of which were necessarily applicable to any particular named executive officer:

•	Expanding new lines of business;

•	Developing relationships with brokers, agents and managing general agents;

•	Coordinating regulatory issues and relationships, including with rating agencies;

•	Managing our letters of credit facilities;

•	Ensuring that Board of Directors and committee meetings run efficiently and effectively;

•	Managing the initial public offering process, including any SEC or Nasdaq issues;

•	Recruiting and developing staff;

•	Developing and managing relationships with outside experts, including financial advisors, attorneys and accountants;

•	Developing expertise in SEC reporting requirements; and

•	Producing underwriting analyses and reports which help the Company track the progress of its business.

As a result of these analyses, the Compensation Committee approved discretionary bonus amounts at 100% of target with respect to 2007 performance, resulting in a $100,000 qualitative bonus payment to Mr. Goldberg, a $90,000 qualitative bonus payment to Mr. Hedges and a $90,000 qualitative bonus payment to Mr. Courtis.

The discretionary bonus amounts were paid on March 7, 2008.

Stock Incentive Plan Awards

In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007 and May 4, 2007. We have historically granted stock options to our employees, including our named executive officers, at employment inception that vest ratably over three years. Pursuant to the terms of his employment agreement, Mr. Goldberg also receives annual option grants. In accordance with Mr. Goldberg’s employment agreement, on August 15, 2007, our Board of Directors granted Mr. Goldberg options to acquire 50,000 Class A ordinary shares at an exercise price of $19.60 per share, which was the fair market value of the shares on the grant date.

The Compensation Committee has decided that over the long term, restricted stock will be the preferred form of equity compensation as it better aligns management with long-term shareholder value creation. The Compensation Committee has established the target value of restricted stock grants that each named executive officer may receive. The actual value of restricted stock grants will depend upon each named executive officer’s performance, as determined by the Compensation Committee and may be less than or greater than the target value. The restricted stock will be subject to three-year cliff vesting. Unvested restricted shares will be forfeited if a named executive officer terminates employment for any reason (other than death or disability). Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to represent the majority of each named executive officer’s compensation.

In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, the Board of Directors and the Compensation Committee adopted a policy with respect to the equity grant practices which delineates specific procedures which must be followed when granting equity awards. We believe this policy will help the integrity of our equity award grant practices.

With respect to the 2006 year, the Compensation Committee approved  and we granted awards of 37,000, 33,500 and 19,065 Class A ordinary restricted shares to Messrs. Goldberg, Hedges and Courtis, respectively, under the stock incentive plan. The shares were granted on March 15, 2007 and are restricted and subject to three-year cliff vesting. These stock awards reflect the Compensation Committee’s assessment of each individual’s successful performance during 2006 with respect to building the Company’s underwriting platform and efforts made to prepare the Company for a successful initial public offering.

With respect to the 2007 year, the Compensation Committee approved and we granted awards of 24,935 Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis under the stock incentive plan. The shares were granted on March 24, 2008 and are restricted and subject to three-year cliff vesting.

Other

Our named executive officers are currently parties to employment agreements. We do not contemplate amending these agreements, except to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. In addition, we intend to continue to maintain our current benefits and perquisites for our executive officers. However, the Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with Section 162(m) of the Code.

Ordinary Share Ownership Guidelines

We believe that broad-based share ownership by our employees, including our named executive officers, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. We do not, however, have a formal requirement for share ownership by any group of employees.

Change in Control and Severance

Upon termination of employment or a change in control, the named executive officers may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

Under our stock incentive plan, the Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under ‘‘—The Stock Incentive Plan.’’ This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted. In addition, Mr. Goldberg’s option agreements and each named executive officer’s restricted stock award agreement provide for accelerated vesting upon termination of employment under certain circumstances, including upon a change in control. For more details on these termination provisions, see ‘‘Potential Payments upon Termination or Change in Control.’’

Upon termination of employment without cause or for good reason, our named executive officers are eligible for severance payments which, depending upon the circumstances surrounding termination, may include:

•	a cash payment equal to one year’s annual salary and bonus;

•	a pro-rated target bonus for the year of termination; and

•	one year of continued health benefits.

The amount of our severance obligations is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent. Severance payments are made monthly and are contingent upon the named executive officer’s continued compliance with the restrictive covenants in his employment agreement. Mr. Goldberg’s agreement contains a special provision whereby he may terminate his employment and receive severance benefits in the event of a change in control (as defined under the description of his employment agreement). We agreed to this provision in consideration of the risk Mr. Goldberg took by joining us in our formation stages and our recognition of his willingness to take the risk and his confidence in both our overall strategy and the strength of our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management. Based on the review and discussions referred to in the preceding sentence, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis disclosure be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee
Jerome Simon (Chairman) Alan Brooks Joseph Platt

The foregoing Compensation Committee Report shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

 Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our named executive officers in 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)		Total ($)
Leonard Goldberg, CEO	2007	500,000	100,000	(1)	156,593	1,119,566	—	—	127,317	(7)	2,003,476
	2006	500,000	600,000		—	1,469,246	—	—	124,268	(7)	2,693,514
Barton Hedges, CUO	2007	450,000	90,000	(1)	141,780	405,799	—	—	79,317	(8)	1,166,896
	2006	450,000	570,000	(2)	—	898,264	—	—	76,268	(8)	1,994,532
Tim Courtis, CFO	2007	291,667	90,000	(1)	80,688	196,037	—	—	79,317	(9)	737,709
	2006	166,667	103,333		—	208,712	—	—	77,268	(10)	555,980

(1)	Represents the discretionary portion of the named executive officer’s bonus, which was paid on March 7, 2008.
(2)	Includes a signing bonus of $50,000, which Mr. Hedges received in accordance with the terms of his employment agreement.
(3)	All stock awards were granted under our stock incentive plan. We account for the stock incentive plan under SFAS No. 123R. The value reported above under Stock Awards is the amount we expensed during 2007 for each named executive officer’s restricted stock award.
(4)	All stock options were granted under our stock incentive plan at fair value on the date of grant. The value reported above under Option Awards is the amount we expensed during 2007 and 2006 for each named executive officer’s stock option award.
(5)	The quantitative portion of each named executive officer’s bonus for 2007 is only an estimate. As discussed in the ‘‘Compensation Discussion & Analysis’’ section of this proxy statement, such quantitative component is calculated and paid two years following the end of the fiscal year in which the business is underwritten (in this case, 2007 is the underwriting year and the quantitative portion of the bonus will be paid in 2010). As of December 31, 2007, we believe that these bonus amounts would equal approximately $984,000 for Mr. Goldberg, $885,000 for Mr. Hedges and $148,000 for Mr. Courtis. We note, however, that the ultimate amount of the quantitative portion of the bonus for each named executive officer may differ materially from the estimate provided herein.
(6)	The amounts shown in this column include a housing allowance and the amounts we contributed to our defined contribution pension plan on behalf of each named executive officer.
(7)	Includes a $120,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.
(8)	Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Hedges.
(9)	Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Courtis.
(10)	Includes a $25,000 relocation allowance, a $48,000 housing allowance and amounts that we contributed to our defined contribution pension plan on behalf of Mr. Courtis.

Grants of Plan Based Awards

The Compensation Committee, or our Board of Directors acting as the Compensation Committee, granted stock option and restricted stock awards under our stock incentive plan and established target quantitative bonuses (which will be paid in 2010) for our named executive officers in 2007. Set forth in the following table is information regarding stock option and restricted stock awards granted in 2007 as well as 2007 target quantitative bonus amounts.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leonard Goldberg	3/15/07	2/16/07		400,000	—	—	—	—	37,000	(2)	—	—		589,780
	8/15/07	8/02/07	—	—	—	—	—	—	—		50,000	19.60	(3)	509,000
Barton Hedges	3/15/07	2/16/07	—	360,000	—	—	—	—	33,500	(2)	—	—		533,990
Tim Courtis	3/15/07	2/16/07	—	60,000	—	—	—	—	19,065	(2)	—	—		303,896

(1)	The amounts in this column reflect the named executive officer’s target quantitative bonus for 2007 under the bonus program.
(2)	Grant of restricted shares made pursuant to our stock incentive plan. Award is subject to three-year cliff vesting.
(3)	The exercise price is the closing price on the grant date.

Outstanding Equity Awards at December 31, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leonard Goldberg	333,333	166,667	(1)	—	11.10	8/15/15	37,000	769,230	—	—
	36,667	73,333	(2)	—	13.48	10/05/16	—	—	—	—
	—	50,000	(3)	—	19.60	8/15/17	—	—	—	—
Barton Hedges	83,334	166,666	(4)	—	11.63	1/02/16	33,500	696,465	—	—
Tim Courtis	25,000	50,000	(5)		12.72	5/01/16	19,065	396,361	—	—

(1)	166,667 of the Class A ordinary shares become exercisable on August 15, 2008.
(2)	Mr. Goldberg was granted an option to purchase 110,000 Class A ordinary shares, 100,000 of which were granted in accordance with the terms of his employment agreement and another 10,000 of which were granted at the discretion of the Compensation Committee. The option became exercisable with respect to 36,667 shares on October 5, 2007, and becomes exercisable with respect to another 36,667 shares on October 5, 2008 and the remaining 36,666 shares on October 5, 2009.
(3)	The option becomes exercisable with respect to 16,666 Class A ordinary shares on August 15, 2008 and with respect to an additional 16,667 shares on each of August 15, 2009 and August 15, 2010.
(4)	The option became exercisable with respect to 83,334 of the Class A ordinary shares on January 2, 2007 and becomes exercisable with respect to an additional 83,333 Class A ordinary shares on each of January 2, 2008 and January 2, 2009.
(5)	The option became exercisable with respect to 25,000 Class A ordinary shares on May 1, 2007 and becomes exercisable with respect to an additional 25,000 Class A ordinary shares on each of May 1, 2008 and May 1, 2009.

(6)	Grants of restricted shares made pursuant to our stock incentive plan. Awards are subject to three-year cliff vesting.
(7)	Assumes a stock price of $20.79, the closing price on December 31, 2007.

Option Exercises and Stock Vested

No stock options were exercised and no stock awards vested during 2007.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted stock granted to employees, consultants or members of the Board of Directors under all of our existing compensation plans, including the 2004 Stock Incentive Plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans approved by share holders	1,529,000	(1)	$11.68	681,243	(2)
Equity compensation plans not approved by share holders	—		—	—
Total	1,529,000	(1)	$11.68	681,243	(2)

(1)	Includes 1,179,000 Class A ordinary shares issuable upon the exercise of options that were outstanding under the stock incentive plan as of December 31, 2007. Also includes 400,000 Class A ordinary shares issuable upon the exercise of share purchase options granted in 2004 to a consultant, First International Capital Holdings, Ltd., or FIC, less 50,000 Class A ordinary shares relating to the re-purchase of share purchase options from FIC in 2007.
(2)	Represents the difference between the number of securities issuable under the stock incentive plan (2,000,000) and the number of securities issued under the Incentive Plan as of December 31, 2007, 1,318,757 which consist of options to acquire 1,179,000 Class A ordinary shares as well as 139,757 issued shares.

Pension Benefits

None of our named executive officers participates in a qualified or non-qualified defined benefit pension plan sponsored by us. In accordance with the National Pensions Law (2000 Revision) of the Cayman Islands, all Cayman Islands-based employers are required to make a contribution to a pension plan for each person they employ. As of June 1, 2006, we adopted a defined contribution pension plan. The amounts contributed to this plan on behalf of the named executive officers are set forth in the following table.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Leonard Goldberg	—	7,317	449	—	12,146
Barton Hedges	—	7,317	374	—	12,084
Tim Courtis	—	7,317	513	—	12,192

(1)	The amounts provided in this column represent the amount of the contributions we made on behalf of each named executive officer to our defined contribution pension plan. These amounts are also reported as compensation in the Summary Compensation Table under the ‘‘All Other Compensation’’ column.
(2)	Earnings are measured based on the named executive officer’s individual investment selections. The aggregate earnings and aggregate balance data for each named executive officer under the defined contribution pension plan is reported net of any pension plan expenses.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our named executive officers.

Chief Executive Officer

Leonard Goldberg.    We have entered into an employment agreement with Leonard Goldberg under which he serves as our Chief Executive Officer for a term beginning on August 15, 2005 and ending on August 15, 2008. Under the terms of his employment agreement, Mr. Goldberg is entitled to receive an annual salary of not less than $500,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 100% of base salary. Mr. Goldberg receives a Cayman Islands housing allowance of $10,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Goldberg is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on August 15, 2005, Mr. Goldberg was granted an option to acquire 500,000 Class A ordinary shares. On October 5, 2006, Mr. Goldberg was granted an additional option to acquire 110,000 Class A ordinary shares, 100,000 of which were granted pursuant to the terms of his employment agreement and an additional 10,000 of which were granted at the discretion of the Compensation Committee. Commencing in 2007, on each August 15 on which Mr. Goldberg is employed by us, he will be granted an additional option to acquire 50,000 Class A ordinary shares. All shares subject to an option must have an exercise price equal to the fair market value per share on the date of grant.

Mr. Goldberg is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition restriction does not apply if Mr. Goldberg’s employment terminates at the end of its term under circumstances that do not entitle him to receive severance payments. The Compensation Committee is currently negotiating a new employment agreement with Mr. Goldberg to be effective after the termination of his existing agreement on August 15, 2008.

Executive Officers

Barton Hedges.    We have entered into an employment agreement effective January 10, 2006 with Barton Hedges under which he serves as our President and Chief Underwriting Officer of Greenlight Re. The employment agreement does not have a fixed term. Under the terms of his employment agreement, Mr. Hedges is entitled to receive an annual salary of not less than $450,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 100% of base salary. Mr. Hedges receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Hedges is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on January 2, 2006, Mr. Hedges received an option to acquire 250,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.

Tim Courtis.    We have entered into an employment agreement effective May 1, 2006 with Tim Courtis under which he serves as our Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Courtis receives an annual base salary of not less than $300,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary. Mr. Courtis receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Under the terms of his employment agreement, on May 1, 2006, Mr. Courtis received an option to acquire 75,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.

Mr. Hedges and Mr. Courtis are also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition and non-solicitation restrictions in Mr. Hedges’ agreement are not applicable if there is a dissolution of Greenlight Re.

The Stock Incentive Plan

General

On August 11, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007 and May 4, 2007. The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted stock (collectively referred to as the awards).

Subject to adjustment in accordance with the terms of the stock incentive plan, 2,000,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan. The maximum number of Class A ordinary shares with respect to which options may be granted to any participant during any calendar year is 500,000 Class A ordinary shares. As of December 31, 2007, 1,179,000 options and 139,757 restricted shares have been granted under the stock incentive plan.

Administration

The Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

Options are subject to such terms and conditions as the Compensation Committee deems appropriate. The Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant. Options expire ten years from the date of grant and vest and become exercisable as determined by the Compensation Committee on the date of grant.

Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change in control of the Company will not affect any options granted under the stock incentive plan.

Restricted Stock Awards

Restricted stock awards are subject to such terms and conditions as the Compensation Committee deems appropriate as set forth in individual award agreements. Participants may be entitled to vote the restricted stock while held in our custody. The Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

Stock bonus awards are subject to such terms and conditions as the Compensation Committee deems appropriate. To the extent permitted so that the Class A ordinary shares awarded will be treated as fully paid, a stock bonus may be awarded in consideration for past services rendered.

Adjustments

The Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock. For example, the Compensation Committee may adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

Our Board of Directors may amend the stock incentive plan at any time. Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants. The Compensation Committee may suspend or terminate the stock incentive plan at any time.

Unless sooner terminated, the stock incentive plan will terminate on August 10, 2014.

 Potential Payments Upon Termination or Change in Control

Employment Agreements

In the event that we terminate Mr. Goldberg’s employment without cause (as defined below), Mr. Goldberg terminates for good reason (as defined below) or his employment terminates at the end of the term of his employment agreement without an offer from us of continued employment on substantially similar terms, we will pay Mr. Goldberg a lump sum payment as soon as practicable following termination equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. In addition, we will pay him as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach the restrictive covenants in his employment agreement. These payments will be delayed for six months if the Board of Directors determines that Mr. Goldberg is a ‘‘specified employee’’ within the meaning of Section 409A of the Code.

If Mr. Goldberg’s employment terminates as a result of his death or permanent retirement from the reinsurance industry, Mr. Goldberg and/or his beneficiary, legal representatives or estate are entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination. In addition, if Mr. Goldberg’s employment terminates as a result of his death, his spouse and dependents are entitled to receive health benefits for one year. We may terminate Mr. Goldberg’s employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Goldberg’s employment terminates because of disability (as defined below), in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Goldberg is entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Goldberg is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. If we are not able to provide Mr. Goldberg, his spouse, or dependents with continued participation in our health plan, we will pay Mr. Goldberg for the cost of such benefits which does not exceed the amount which we would have paid if they had been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

We may require that Mr. Goldberg execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

In the event that we terminate Mr. Courtis’ or Mr. Hedges’ employment without cause (as defined below), or either named executive officer terminates his employment for good reason, (as defined below), we will pay him accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which he was terminated assuming targets had been achieved, as soon as practicable following termination. In addition, we will pay him severance in twelve monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that he does not breach the restrictive covenants in his employment agreement. Because he would need to relocate upon his termination from the Company, Mr. Courtis is also entitled to receive an additional $25,000 lump sum payment at the same time he receives his first monthly severance payment. Payments will be delayed for six months if the Board of Directors determines that Mr. Courtis or Mr. Hedges is a ‘‘specified employee’’ within the meaning of Section 409A of the Code.

If either Mr. Courtis’ or Mr. Hedges’ employment terminates as a result of his death, his beneficiary, legal representatives or estate are entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination. In addition, his spouse and dependents are entitled to receive health benefits for one year. We may terminate Mr. Courtis’ or Mr. Hedges’ employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Courtis’ or Mr. Hedges’ employment terminates because of disability, he is entitled to accrued but unpaid base salary, bonus and vacation pay; a pro-rated portion of the target bonus that would have been paid for the year in which his employment was terminated assuming targets had been achieved, as soon as practicable following termination; and base salary and continued health benefits for the lesser of one year or until he is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. If we are not able to provide either Mr. Courtis or Mr. Hedges, their spouses or dependents with continued participation in our health plan, we will pay for the cost of such benefits which does not exceed the amount which we would have paid if they have been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish. If Mr. Hedges’ employment is terminated without cause in connection with a dissolution of Greenlight Re which occurs prior to January 10, 2009, he is entitled to receive accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination. In addition, under such circumstances, Mr. Hedges will receive a lump sum cash payment on the same date severance would otherwise be payable equal to the greater of the sum of his annual base salary and target bonus for the year of termination or the aggregate sum of base salary which Mr. Hedges would have received from the date of termination through January 10, 2009.

We may require that Mr. Courtis or Mr. Hedges execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

For purposes of the employment agreements, ‘‘cause’’ generally means:

•	the named executive officer’s drug or alcohol use which impairs his ability to perform his duties;

•	conviction by a court, or plea of ‘‘no contest’’ or guilty to a criminal offense;

•	engaging in fraud, embezzlement or any other illegal conduct with respect to us and/or any of our affiliates;

•	willful violation of the restrictive covenants set forth in his employment agreement;

•	willful failure or refusal to perform the duties under his employment agreement; or

•	breach of any material provision of his employment agreement or any of our or any of our affiliates’ policies related to conduct which is not cured, if curable, within ten days after written notice is given.

For purposes of the employment agreements, ‘‘good reason’’ generally means any of the following events which is not cured, if curable, within 30 days after the named executive officer has given notice thereof:

•	any material and adverse change to the named executive officer’s duties or authority which are inconsistent with his title and position;

•	a reduction of the named executive officer’s base salary; or

•	a failure by us to comply with any other material provisions of the employment agreement.

In addition to the above provisions, the definition of ‘‘good reason’’ in Mr. Goldberg’s employment agreement also includes a diminution of his title or position or a change in control (change in control has the same definition as in the stock incentive plan discussed above).

For purposes of the employment agreements, ‘‘disability’’ generally means if, as a result of incapacity due to physical or mental illness, the named executive officer is substantially unable to perform his duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

Stock Incentive Plan and Awards Granted Thereunder

Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause, death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date). Unless an option award provides otherwise, upon termination for cause (as defined below), all vested and unvested options will terminate. Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

Under the terms of the option grants which Mr. Goldberg received in 2005, 2006 and 2007, any unvested portion of each option award vests upon our termination of his employment without cause, (as defined in his employment agreement, see description above), or Mr. Goldberg’s termination of employment for good reason (as defined in his employment agreement, see description above), or when his employment period expires if we do not offer Mr. Goldberg continued employment on substantially similar terms, and the option will remain exercisable until the expiration date. Upon Mr. Goldberg’s termination for death or disability (as defined in his employment agreement, see description above), any unvested portion of the option will terminate and any vested portion of the option will remain exercisable until the expiration date. If we terminate Mr. Goldberg’s employment due to his permanent retirement from the reinsurance industry, any unvested portion of the option will terminate, and the vested portion will remain exercisable until the tenth anniversary of the date of grant, unless Mr. Goldberg becomes employed by an entity which competes with any aspect of our or our affiliates’ business, in which case, the option will immediately terminate. If we terminate Mr. Goldberg’s employment for cause, all vested and unvested portions of the option will terminate. If Mr. Goldberg’s employment terminates under any other circumstances, the unvested portion of the option will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date.

Under the terms of the option grants awarded to Mr. Courtis and Mr. Hedges, upon termination of employment, the awards remain exercisable in accordance with the terms of the stock incentive plan, except that upon termination, other than for cause, death or disability each as defined below, all vested options remain exercisable for the period ending upon the earlier of 90 days or the expiration date.

Under the terms of the restricted stock awards granted to each of Messrs. Goldberg, Hedges and Courtis in 2007, the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control (as defined in the stock incentive plan, see description above). If the executive’s employment terminates for any other reason, the unvested shares of restricted stock will be automatically repurchased by the Company for par value and cancelled.

Upon a change in control (as defined in the stock incentive plan, see description above), the Compensation Committee has the discretion to vest unvested options. In the tables below, it is assumed that the Compensation Committee exercised its discretion to vest unvested options.

For purposes of the stock incentive plan, ‘‘cause’’ generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

•	material breach of his employment agreement or other agreement;

•	continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his superiors, including, without limitation, the Board of Directors;

•	commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•	material violation of any material law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

For purposes of the stock incentive plan, ‘‘disability’’ generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by the Compensation Committee.

Assuming Mr. Goldberg’s employment terminates under each of the circumstances described above on December 31, 2007, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus	Total Cash Severance		Value of Medical Continuation	Value of Accelerated Equity(3)	Total
Termination without Cause, for Good Reason, or upon expiration of the Agreement without similar offer of employment	$500,000	$1,000,000	(1)	N/A	$2,210,567	$3,710,567
Death	$500,000	N/A		$10,369	$769,230	$1,279,599
Permanent Resignation from the Reinsurance Industry	$500,000	N/A		N/A	N/A	$500,000
Disability	$500,000	$500,000	(2)	$10,369	$769,230	$1,779,599
Change in Control	N/A	N/A		N/A	$2,979,797	$2,979,797

(1)	Calculated as the sum of base salary ($500,000) and target bonus ($500,000).
(2)	Calculated as one times base salary.
(3)	Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of unvested shares of restricted stock subject to accelerated vesting if a termination or change in control occurred on December 31, 2007 and using the December 31, 2007 closing share price of $20.79 per share.

Assuming Mr. Hedges’ employment terminates under each of the circumstances described above on December 31, 2007, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus	Total Cash Severance		Value of Medical Continuation	Value of Accelerated Equity(3)	Total
Termination without Cause or for Good Reason	$450,000	$900,000	(1)	N/A	N/A	$1,350,000
Death	$450,000	N/A		$7,659	$696,465	$1,154,124
Disability	$450,000	$450,000	(2)	$7,659	$496,465	$1,604,124
Change in Control	N/A	N/A		N/A	$2,223,132	$2,223,132
Termination without Cause in Connection with Dissolution of Greenlight Re	$450,000	$912,329	(4)	N/A	N/A	$1,362,329

(1)	Calculated as the sum of base salary ($450,000) and target bonus ($450,000).
(2)	Calculated as one times base salary.
(3)	Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2007 and using the December 31, 2007 closing share price of $20.79 per share.
(4)	Calculated as the aggregate base salary and target bonus that would have been paid from January 1, 2008 through January 10, 2009.

Assuming Mr. Courtis’ employment terminates under each of the circumstances described above on December 31, 2007, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus	Total Cash Severance		Value of Medical Continuation	Value of Accelerated Equity(3)	Total
Termination without Cause or for Good Reason	$150,000	$475,000	(1)	N/A	N/A	$625,000
Death	$150,000	N/A		$10,369	$396,361	$556,730
Disability	$150,000	$300,000	(2)	$10,369	$396,361	$856,730
Change in Control	N/A	N/A		N/A	$799,861	$799,861

(1)	Calculated as the sum of base salary ($300,000) and target bonus ($150,000) plus an additional $25,000.
(2)	Calculated as one times base salary.
(3)	Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2007 and using the December 31, 2007 closing share price of $20.79 per share.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Simon, Brooks and Platt, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules. Mr. Simon has advised us that he will not stand for re-election. Mr. Simon has advised us that he will not stand for re-election.

Audit Committee Report

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements and the public reporting process. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2007, the Audit Committee has:

1.	reviewed and discussed the audited consolidated financial statements with management;

2.	reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

3.	received from and reviewed and discussed with the independent auditors the written disclosures required by Independence Board Standard No. 1 and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2007 audited consolidated financial statements be included in the Annual Report on Form 10-K.

The Audit Committee
Alan Brooks (Chairman) Frank Lackner Joseph Platt

Independent Public Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by BDO for professional services rendered for the audit of our financial statements during the fiscal years ended December 31, 2007 and December 31, 2006 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q and Form S-1 in 2007 were approximately $523,000 and $183,000, respectively.

Audit-Related Fees

The Company did not incur any fees billed by BDO for audit related services during the fiscal years ended December 31, 2007 and 2006.

Tax Fees

The Company did not incur any fees billed by BDO for tax services during the fiscal years ended December 31, 2007 and 2006.

All Other Fees

The Company did not incur any other fees billed by BDO during the fiscal years ended December 31, 2007 and 2006.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors. The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence. The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting.  The Audit Committee approved all professional services provided to us by during 2007.

PRINCIPAL SHAREHOLDERS

The following table shows information known to us with respect to the beneficial ownership of our ordinary shares as of March 14, 2008 for:

•	each person or group who beneficially owns more than 5% of our ordinary shares;

•	each of our named executive officers, Messrs. Goldberg, Hedges and Courtis;

•	each of our directors and alternate directors; and

•	all of our directors and named executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them. Class A ordinary shares subject to options and warrants currently exercisable or exercisable within 60 days of March 14, 2008, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 36,102,736 ordinary shares outstanding as of March 14, 2008. Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner	Beneficial ownership of principal shareholders
	Number	%
David Einhorn(1)	6,254,949	17.33
Montpellier Investments L.P.(2)	2,000,000	5.54
Leonard Goldberg(3)	487,000	1.35
Barton Hedges(4)	230,967	*
Tim Courtis(5)	119,065	*
Alan Brooks(6)	66,965	*
Frank Lackner(7)	71,333	*
Joseph Platt(8)	80,965	*
Daniel Roitman(9)	200,000	*
Jerome Simon(10)	42,000	*
All directors and named executive officers as a group (9 persons)	7,553,244	20.92

*	Represents less than 1% of the outstanding ordinary shares.
(1)	Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. On April 20, 2007, Mr. Einhorn transferred 3,623,370 Class B ordinary shares to the David M. Einhorn 2007 GRAT for which he retains beneficial ownership.

(2)	Montpellier Investments L.P.’s beneficial ownership is based solely on a Schedule 13G/A filed jointly by Montpellier International Ltd., Montpellier Investments L.P., Montpellier Resources Ltd., Khronos LLC, Zen Group LLC and Rafael Mayer, on December 3, 2007. According to the Schedule 13G/A, all shares held by the joint filers are held through Montpellier Investments L.P. Montpellier Resources Ltd. holds a majority interest in Montpellier Investments L.P. Khronos LLC is the investment manager with respect to such shares held by Montpellier Investments L.P. Zen Group LLC is the managing member of Khronos LLC and Rafael Mayer is the managing member of Zen Group LLC. Montpellier International Ltd. does not share any voting or dispositive power over the shares. The business address for Montpellier Investments L.P. is 22 Victoria Street, Hamilton HM 12, Bermuda.
(3)	Includes 370,000 Class A ordinary shares subject to options and 37,000 restricted shares subject to forfeiture held by Mr. Goldberg. On April 18, 2007, Mr. Goldberg transferred 80,000 of his Class A ordinary shares to the Leonard R. Goldberg 2007 GRAT for which he retains beneficial ownership.
(4)	Includes 166,667 Class A ordinary shares subject to options and 33,500 restricted shares subject to forfeiture held by Mr. Hedges.
(5)	Includes 50,000 Class A ordinary shares subject to options and 19,065 restricted shares subject to forfeiture held by Mr. Courtis.
(6)	Includes 1,333 Class A ordinary shares subject to options and 4,632 restricted shares subject to forfeiture.
(7)	Includes 21,333 Class A ordinary shares subject to options held by Mr. Lackner, including 20,000 options transferred to him from First International, and 2,000 restricted shares subject to forfeiture.
(8)	Includes 1,333 Class A ordinary shares subject to options held by Mr. Platt, 4,632 restricted shares subject to forfeiture and 70,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.
(9)	On April 18, 2007, Mr. Roitman transferred 145,670 of his Class A ordinary shares to the Daniel E. Roitman 2007 GRAT for which he retains beneficial ownership.
(10)	Includes 2,000 restricted shares subject to forfeiture.

 Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2007, except that Messrs. Brooks, Courtis, Einhorn, Goldberg, Hedges, Lackner, Platt and Simon each inadvertently failed to file on a timely basis a Form 3 prior to our initial public offering of Class A ordinary shares. Each subsequently filed the necessary Form 3 within one day of the required filing date.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions. Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing. Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

Advisory Agreement and Investment Agreement

During 2007, we entered into an advisory agreement with DME Advisors, which is controlled by David Einhorn, Chairman of our Board of Directors. This advisory agreement was terminated effective January 1, 2008. Pursuant to the terms of the advisory agreement, DME Advisors had the exclusive right to manage our investments, subject to the investment guidelines adopted by our Board of Directors for so long as the advisory agreement was in effect.

Pursuant to the advisory agreement, DME Advisors received two forms of compensation:

•	a 1.5% annual fee, regardless of the performance of our investment account, payable monthly based on net value of the assets in our investment account, excluding assets used, if any, to collateralize Regulation 114 Trusts; and

•	performance compensation based on the appreciation in the value of our investment account equal to 20% of net profits calculated per annum, subject to a loss carryforward provision. The loss carryforward provision allows DME Advisors to earn a reduced incentive compensation of 10% on profits in any year subsequent to the year in which our investment account managed by DME Advisors incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned.

The advisory agreement required that DME Advisors follow our investment guidelines and act in a manner that it considered fair and equitable in allocating investment opportunities to us, but did not otherwise impose any specific obligations or requirements concerning the allocation of time, effort or investment opportunities to us or any restrictions on the nature or timing of investments for our account and for DME Advisors’ own account or other accounts which DME Advisors or its affiliates may manage. The advisory agreement was terminated effective January 1, 2008.

For the years ended December 31, 2007, 2006 and 2005, we paid $7.7 million, $4.1 million and $3.2 million, respectively, in management fees and $6.9 million, $14.6 million and $7.0 million in performance fees to DME Advisors.

On January 1, 2008, we entered into an agreement, or the investment agreement, wherein the Company and DME Advisors agreed to create a joint venture for the purposes of managing certain jointly held assets. The term of the investment agreement is January 1, 2008 through December 31, 2010 with automatic three-year renewals unless either Greenlight Re or DME Advisors terminates the agreement by giving 90 days notice prior to the end of the three-year term. Concurrent with the execution of the investment agreement, we terminated the advisory agreement with DME Advisors.

Pursuant to the investment agreement, DME Advisors has the exclusive right to manage our investments, subject to the investment guidelines adopted by our Board of Directors for so long as the agreement is in effect. DME Advisors receives two forms of compensation:

•	a 1.5% annual fee, regardless of the performance of our investment account, payable monthly based on the net asset value of our investment account, excluding assets, held in trusts used to collateralize our reinsurance obligations, or Regulation 114 Trusts; and

•	performance compensation based on the appreciation in the value of our investment account equal to 20% of net profits calculated per annum, subject to a loss carryforward provision.

The loss carryforward provision allows DME Advisors to earn reduced incentive compensation of 10% on profits in any year subsequent to the year in which our investment account incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME Advisors is not entitled to earn performance compensation in a year in which our investment portfolio incurs a loss. However, DME Advisors is entitled to earn reduced incentive compensation on subsequent years to the extent it generates profits for our investment portfolio in such years.

DME Advisors is required to follow our investment guidelines and act in a manner that it considers fair and equitable in allocating investment opportunities to us, but does not otherwise impose any specific obligations or requirements concerning the allocation of time, effort or investment opportunities to us or any restrictions on the nature or timing of investments for our account and for DME Advisors’ own account or other accounts that DME Advisors or its affiliates may manage. In addition, DME Advisors can outsource to subadvisors without our consent or approval. In the event that DME Advisors and any of its affiliates attempt to simultaneously invest in the same opportunity, the opportunity will be allocated pro rata as reasonably determined by DME Advisors and its affiliates. Affiliates of DME Advisors presently serve as general partner or investment advisor of Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Greenlight Masters, L.P., Greenlight Masters Qualified, L.P., Greenlight Masters Offshore, Ltd., Greenlight Masters Offshore I, Ltd. and Greenlight Masters Partners, L.P., or the Greenlight Funds. Each of the Greenlight Funds utilizes an investment strategy that may compete with or diverge from our investment strategy.

We have agreed to use commercially reasonable efforts to cause all of our current and future subsidiaries to enter into substantially similar investment agreements, provided that any such agreement shall be terminable on the same date that the investment agreement is terminable.

We have agreed to release DME Advisors and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the investment agreement, subject to certain exceptions. Furthermore, DME Advisors and its affiliates have agreed to indemnify us against any liability incurred in connection with certain actions.

We may terminate the investment agreement prior to the expiration of its term only ‘‘for cause,’’ which the investment agreement defines as:

•	a material violation of applicable law relating to DME Advisors’ advisory business;

•	DME Advisors gross negligence, willful misconduct or reckless disregard of its obligations under the investment agreement;

•	a material breach by DME Advisors of our investment guidelines that is not cured within a 15-day period; or

•	a material breach by DME Advisors of its obligations to return and deliver assets as we may request.

Service Agreement

In February 2007, we entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses). The service agreement has an initial term of one year and will continue for sequential one-year periods until terminated by us or DME Advisors. Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

For the year ended December 31, 2007, we incurred expenses of $50,000 to DME Advisors for investor relations services.

Shareholders’ Agreement

Pursuant to our Shareholders’ Agreement, Greenlight Capital Investors, LLC, or GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements). GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007.

Concurrent Private Placement Stock Purchase Agreement

On January 11, 2007, the Company entered into a stock purchase agreement to sell $50 million of Class B ordinary shares to David Einhorn concurrently with the Company’s initial public offering. This concurrent private placement which was completed on May 30, 2007, resulted in 2,631,579 Class B ordinary shares purchased by David Einhorn at $19.00 per share.

Mr. Einhorn has registration rights for all of his Class B ordinary shares, as contemplated under the Shareholders’ Agreement.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the Meeting, or any adjournment thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2009

Shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the Company’s Annual General Meeting of Shareholders in 2009 and must comply with the requirements of Cayman Islands corporate law and the Articles in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such Annual General Meeting of Shareholders, or the 2009 Proxy Statement. The Company believes that shareholder proposals received by December 15, 2008 would be considered timely for inclusion in the 2009 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

Shareholders who intend to nominate persons for election as directors at the Annual General Meeting of Shareholders of the Company must comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before an Annual General Meeting of Shareholders.

If a shareholder proposal is introduced at the Annual General Meeting of Shareholders in 2009 without any discussion of the proposal in the 2009 Proxy Statement and the shareholder does not notify the Company, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the Annual General Meeting of Shareholders in 2009, then proxies received by the Company for the Annual General Meeting of Shareholders in 2009 will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication or in person, although no compensation will be paid for such solicitation.

By Order of the Board of Directors
Leonard Goldberg Chief Executive Officer

Dated: March 31, 2008 Grand Cayman, Cayman Islands

GREENLIGHT CAPITAL RE, LTD.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GREENLIGHT
CAPITAL RE, LTD. FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS FOR FISCAL YEAR 2007
TO BE HELD ON MAY 2, 2008

The undersigned, as a holder of Class A ordinary shares, par value US$.10 per share, or Class A ordinary shares and/or Class B ordinary shares, par value US$.10 per share, or Class B ordinary shares and together with the Class A ordinary shares, the ordinary shares of Greenlight Capital Re, Ltd., a Cayman Islands company, hereby appoints Leonard Goldberg, Tim Courtis and Sherry Diaz, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual General Meeting of Shareholders of the Company for fiscal year 2007 to be held at The Grand Pavilion, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, on May 2, 2008, at 9:00 a.m., local time, and any adjournments or postponements thereof, or the Meeting, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Meeting with respect to Proposals 1, 2, 3 and 4 set forth below and to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Meeting.

You may revoke this Proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of the Company at the address of the Company set forth below, by filing a duly executed Proxy bearing a later date or by appearing in person and voting by ballot at the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast ‘‘FOR’’ each of the nominees for director in Proposal 1 and Proposal 2, ‘‘FOR’’ Proposal 3 and ‘‘FOR’’ Proposal 4 and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof. Please mark your choice like this:

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND PROPOSAL 2, ‘‘FOR’’ PROPOSAL 3 AND ‘‘FOR’’ PROPOSAL 4.

Proposal 1:

For each of the following nominees for director of Greenlight Capital Re, Ltd.: Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt as more fully described in the accompanying Proxy Statement.

Withhold authority as to all listed nominees.

For all nominees except the following:

Proposal 2:

For each of the following nominees for director of Greenlight Reinsurance, Ltd.: Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt, as more fully described in the accompanying Proxy Statement.

Withhold authority as to all listed nominees.

For all nominees except the following:

Proposal 3:

Ratification of the appointment of BDO Seidman, LLP as the independent auditors of Greenlight Capital Re, Ltd. for the fiscal year ending December 31, 2008, as more fully described in the accompanying Proxy Statement.

(check one box)	For	Against	Abstain

Proposal 4:

Ratification of the appointment of BDO Seidman, LLP as the independent auditors of Greenlight Reinsurance Ltd. for the fiscal year ending December 31, 2008 as more fully described in the accompanying Proxy Statement.

(check one box)	For	Against	Abstain

           CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Print and sign your name below exactly as it appears on the records of the Company and date this card. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title, as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date: , 2008
Signature
Signature, if held jointly
Name of Shareholder
Address
Number of Shares

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY TO
GREENLIGHT CAPITAL RE, LTD. VIA EMAIL, FAX OR REGULAR MAIL:

GREENLIGHT CAPITAL RE, LTD.
THE GRAND PAVILION
802 WEST BAY ROAD
P.O. BOX 31110
GRAND CAYMAN, KY1-1205
CAYMAN ISLANDS

or

sherry@greenlightre.ky
tim@greenlightre.ky

or

Fax: (345) 745-4576

IF YOU HAVE ANY QUESTIONS, PLEASE CALL (345) 943-4573

or email
shareholder@greenlightre.ky